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                                                               Exhibit 99.(g)(3)

                                   SCHEDULE 4

                        Permitted Collateral Investments

[LOGO OF WELLS FARGO]   Wells Fargo Securities Lending
                        Wells Fargo Advantage Mutual Fund
                        Collateral Investment Portfolio Guidelines

Investment Objective:

The Portfolio seeks to provide a positive return compared to the daily Fed Funds rate by investing in high-quality, U.S. dollar-denominated short-term money market instruments, where the prime considerations for the Portfolio shall be safety of principal and daily liquidity requirements. The Portfolio may invest in securities with fixed, variable, or floating rates of interest. The Portfolio seeks to achieve a stable $1.00 price per share, and the interest is determined daily, accumulated and distributed monthly. Portfolio investments are valued based upon the amortized cost valuation technique pursuant to Rule 2a-7 under the Investment Company Act of 1940.

Portfolio Guidelines:

Quality:

     . An obligation must be rated in the highest short-term rating category by one of two Nationally Recognized Statistical Reporting Organization (NRSRO), for example A-1 by Standard & Poor's Corp, or P-1 by Moody's Investor Services, Inc. If the obligor is rated by more than one NRSRO, each rating must meet the minimum rating criteria. In the event the obligor does not have a short-term rating, its long-term debt rating must be within the `A' or better category.

     . A financial institution approved for repurchase agreement transactions must carry the highest short-term rating category by at least two NRSROs. One of the two highest short-term ratings of the NRSROs must be either Standard & Poor's Corp., or Moody's Investors Service Inc.

Maturity:

     . The maximum weighted average maturity of the Portfolio will not exceed 45 days.

     . Issues must mature in 397 days or less. Issues with fixed rates must mature in 365 days or less.

     .    Repurchase agreements must mature in one year or less.

Diversification:

     . Maximum of 5% of the Portfolio will be invested in any single issuer except for U.S. Governments, it's agencies, and instrumentalities, and repurchase agreements.

     . Maximum of 35% of the Portfolio will be invested in variable rate issues.

     . Minimum of 20% of the Portfolio will be invested on an overnight basis.

     . Maximum of 10% of the Portfolio will be invested in illiquid instruments.

Issue Selection:

     .    U.S. Treasury and Government sponsored agency obligations

     .    Repurchase agreements

     .    Variable rate or put issues

     .    Approved money market funds

     .    Domestic and foreign bank obligations, and bankers' acceptances

     . Debt obligations, including commercial paper and participations, corporate notes, bonds and debentures

     .    Mortgage-backed and mortgage pass-through securities

     .    Asset-backed securities

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     .    Rule 144A securities

     .    Taxable municipal securities

Compliance Standards:

     .    Compliance with all standards will be determined at time of purchase.

     . The purchase of structured and/or derivative securities must meet the provisions outlined in the Derivatives Guidelines.

     . The Portfolio may retain a security whose rating has been lowered below the Portfolio's lowest permissible rating category if it is determined that retaining the security is in the best interest of the Portfolio, as approved by Securities Lending Management.

     . Policy is governed by Securities Lending Management, through established Guidelines, and may be amended from time to time according to approved policy. Specific pre-approved exceptions to these policies may be made after presentation to Management.

     . The Securities Lending Compliance Manager or designee shall review the Portfolio against guidelines daily to ensure compliance, and shall report this compliance to Securities Lending Management on a monthly basis.

Maturity:

     . The maturity of repurchase agreements must meet the provision of the Guidelines for the Use of Repurchase Agreements.

     . Securities with a floating or variable rate, and with a reset date, shall use the reset date as the maturity date for interest rate sensitivity calculations.

     . For securities using a weighted average life for the maximum maturity determinant, the industry convention for these types of securities will be used.

Diversification:

     . Maximum of 25% of the Portfolio will be invested in any industry or sector, except the financial services or banking industry.

     . The 20% overnight liquidity requirement will use the contractual maturity date.

Issue Selection:

     . No investments shall be made in securities or deposits of Wells Fargo & Company or any of its affiliates.

     . Transactions involving repurchase agreements, funding agreements, and master notes will be preceded by an appropriately executed investment agreement. All other transactions involving the investment of cash collateral will require a post transaction confirmation.

     . All other US dollar- denominated money market instruments, not listed above, and meeting the quality standards outlined above, may be purchased after review and approval by Securities Lending Management.

     . Money market funds must be 2a(7) or 2a(7) like; they use amortized cost accounting.

Cheyne/Gryphon Pass-Through Notes:

     . Notwithstanding any of the other provisions of these Guidelines, the Portfolio may purchase and hold, in exchange for the Portfolio's current interest in securities of Cheyne Financial, pass-through notes issued by Gryphon, an investment vehicle created to receive assets of Cheyne Financial as part of the restructuring plan of Cheyne Financial.

VFNC/Victoria Pass-Through Notes:

     . Notwithstanding any of the other provisions of these Guidelines, the Portfolio may purchase and hold, in exchange for the Portfolio's current interest in securities of Victoria Finance LLC, pass-through notes issued by VFNC, an issuer organized for the purposes of receiving assets of Victoria Finance LLC as part of the restructuring plan of Victoria Finance LLC.

Schedule 4 Amended: September 9, 2009